Exhibit 99.1

VALERO L.P. REPORTS
FIRST QUARTER EARNINGS AND
ANNOUNCES 6.7% DISTRIBUTION INCREASE

SAN ANTONIO, April 26, 2004 — Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners of $18.5 million, or $0.80 per unit, for the first quarter of 2004, compared to $11.8 million, or $0.60 per unit, for the first quarter of 2003. Distributable cash flow applicable to limited partners for the first quarter was $23.2 million, compared to $14.9 million for the first quarter of 2003.

With respect to the quarterly distribution to unitholders payable for the first quarter of 2004, Valero L.P. also announced that it has declared a distribution of $0.80 per unit payable May 14, 2004 to holders of record as of May 7, 2004. This distribution represents an increase of $0.05 per unit, or 6.7 percent, over the distribution for the fourth quarter of 2003.

The increases in net income and operating income for the first quarter 2004 as compared to the same period in 2003 are primarily attributable to acquisitions completed during 2003. The most significant of these acquisitions included the South Texas pipeline system and crude oil storage tank assets acquired from Valero Energy in March 2003 and the Southlake refined product pipeline acquired from Valero Energy in August 2003.

“We are pleased to be able to report both good financial results and another increase in the quarterly distribution,” said Curt Anastasio, Chief Executive Officer. “This is the fourth five-cent increase in the quarterly distribution since we went public in April 2001, representing a 33% increase in the distribution rate in just three years. Even with the increase of the quarterly distribution to $0.80 per unit, our distribution coverage ratio applicable to the limited partners remains one of the highest in the peer group. During the quarter, we also announced an amendment to our partnership agreement to lower the general partner’s incentive distribution rights from 50 percent to 25 percent of any quarterly cash distribution that exceeds $0.90 per unit. This will lower our cost of capital and allow us to compete more aggressively for accretive acquisition opportunities in the future.

-More-

“With respect to the construction of the Dos Laredos pipeline and terminal system in South Texas, we are rapidly nearing completion and expect to be operational by June 1. On an annual basis, this project should contribute around $4 million to EBITDA. With the contribution from this project and the fact that we have one of the strongest distribution coverage ratios among our peer group, we continue to be in a great position to further increase the distribution rate in the future. And, as always, we will continue to pursue external and internal growth opportunities while maintaining a strong balance sheet and coverage ratio,” said Anastasio.

A conference call with management is scheduled for 4:00 p.m. EST (3:00 p.m. CST) today, April 26, 2004, to discuss the financial and operational results for the first quarter of 2004. Anyone interested in listening to the presentation can call 800/901-5213, ID 80772192, or visit the partnership’s web site at www.valerolp.com.

Valero L.P. owns and operates crude oil and refined product pipelines, refined product terminals and refinery feedstock storage assets primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy’s refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, its pipelines, terminals and storage facilities primarily support eight of Valero Energy’s key refineries with crude oil and other feedstocks as well as provide access to domestic and foreign crude oil sources.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.‘s 2003 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

For more information, visit Valero L.P.‘s web site at www.valerolp.com.

Valero L.P.
Consolidated Financial Information
March 31, 2004 and 2003
(unaudited, in thousands, except unit data and per unit data)

	Three Months Ended March 31,
	2004	2003
Statement of Income Data (Note 1):
Revenues	$52,324	$31,816

Costs and expenses:
Operating expenses	17,908	11,661
Depreciation and amortization	7,874	4,283
General and administrative expenses (Note 2)	1,999	1,844

Total costs and expenses	27,781	17,788

Operating income	24,543	14,028
Equity income from Skelly-Belvieu Pipeline Company (Note 3)	553	731
Interest expense, net (Note 4)	(5,126)	(2,377)

Net income	19,970	12,382
Net income applicable to general partner including incentive
distributions (Note 5)	(1,489)	(624)

Net income applicable to limited partners	$18,481	$11,758

Net income per unit applicable to limited partners (Note 5)	$0.80	$0.60

Weighted average number of limited partnership units
outstanding (Note 6)	23,041,394	19,556,486

Earnings before interest, taxes and depreciation and
amortization (EBITDA, Note 7)	$32,970	$19,042

Distributable cash flow (Note 7)	26,262	15,490

	March 31, 2004	December 31, 2003
Balance Sheet Data:
Long-term debt, including current portion (Note 4) (a)	$403,436	$354,192
Partners' equity (b)	439,697	438,163
Debt-to-capitalization ratio (a) / ((a)+(b))	47.8%	44.7%

See accompanying notes on the following page.

Valero L.P.
Consolidated Financial Information — Continued
March 31, 2004 and 2003
(unaudited, in thousands, except barrel information)

	Three Months Ended March 31,
	2004	2003
Operating Data:
Crude oil pipelines (Note 8):
Throughput (barrels/day)	381,832	332,760
Revenues	$12,792	$11,443
Operating expenses	3,234	3,616
Depreciation and amortization	1,098	1,424

Segment operating income	$8,460	$6,403

Refined product pipelines:
Throughput (barrels/day)	437,207	296,816
Revenues	$20,526	$13,016
Operating expenses	8,538	5,132
Depreciation and amortization	3,778	2,070

Segment operating income	$8,210	$5,814

Refined product terminals:
Throughput (barrels/day)	254,950	176,797
Revenues	$8,810	$5,980
Operating expenses	4,333	2,745
Depreciation and amortization	1,132	789

Segment operating income	$3,345	$2,446

Crude oil storage tanks (Note 8):
Throughput (barrels/day)	461,102	77,458
Revenues	$10,196	$1,377
Operating expenses	1,803	168
Depreciation and amortization	1,866	--

Segment operating income	$6,527	$1,209

Consolidated Information:
Revenues	$52,324	$31,816
Operating expenses	17,908	11,661
Depreciation and amortization	7,874	4,283

Segment operating income	26,542	15,872
General and administrative expenses	1,999	1,844

Consolidated operating income	$24,543	$14,028

Notes:

1.	Effective February 20, 2004, Valero L.P. acquired two asphalt terminals, one in Oklahoma and one in New Mexico, from Royal Trading Company (Royal Trading) for $28.0 million. Operating income for the Royal Trading asphalt terminals for the period from February 20, 2004 to March 31, 2004 was minimal as the asphalt season is just beginning to start up in March. However, included in the statement of income for the three months ended March 31, 2004 is $9.7 million of operating income related to the various acquisitions completed by Valero L.P. during 2003, including the Paulsboro refined product terminal, the Southlake refined product pipeline, the Shell pipeline interest, the crude oil storage tanks, the South Texas pipelines and terminals and the Pittsburg asphalt terminal. The statement of income for the three months ended March 31, 2003 includes $2.4 million of operating income related to the Pittsburg asphalt terminal from January 7, 2003 through March 31, 2003 and the crude oil storage tanks and South Texas pipelines and terminals from March 19, 2003 through March 31, 2003.

2.	General and administrative expenses increased for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003 due primarily to higher unitholder reporting costs due to the overall increase in the number of unitholders and higher costs related to compliance with the Sarbanes-Oxley internal control reporting.

Valero L.P.
Consolidated Financial Information — Continued
March 31, 2004 and 2003
(unaudited)

3.	Equity income from Skelly-Belvieu decreased in the three months ended March 31, 2004 as compared to 2003 due to an 8% decline in throughput volumes transported in the Skellytown to Mont Belvieu refined product pipeline as a result of the decline in demand for LPG’s along the Texas Gulf Coast.

4.	Interest expense increased for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003 due primarily to interest expense related to the $250.0 million of 6.05% senior notes issued on March 18, 2003 and interest expense related to borrowings under the revolving credit facility in 2004. During the three months ended March 31, 2004, Valero L.P. borrowed $43.0 million under the revolving credit facility to fund the Royal Trading acquisition discussed in Note 1 and to fund a portion of the construction costs associated with the Nuevo Laredo, Mexico propane terminal and related pipeline currently being constructed. The new propane terminal and pipeline are expected to be operational by June 1, 2004.

5.	Net income is allocated between limited partners and the general partner’s interests. Then such apportioned net income applicable to the limited partners is divided by the weighted average number of limited partnership units outstanding for such class. Net income per unit applicable to the general partner includes the impact of incentive distributions, which totalled $1.1 million and $0.4 million for the three months ended March 31, 2004 and 2003, respectively.

6.	The increase in outstanding limited partnership units is due to the 2003 public offerings of common units by Valero L.P. in March, April and August, in which 7,567,250 common units were sold. Partially offsetting the increase in new units sold was the redemption in March 2003 of 3,809,750 common units held by UDS Logistics, LLC, an affiliate of Valero Energy Corporation (Valero Energy). As of March 31, 2004, Valero L.P. has 23,041,394 common and subordinated units outstanding.

7.	The following is a reconciliation of net income to EBITDA and distributable cash flow (in thousands):

	Three Months Ended March 31,
	2004	2003

Net income	$19,970	$12,382
Plus interest expense, net	5,126	2,377
Plus depreciation and amortization	7,874	4,283

EBITDA	32,970	19,042
Less equity income from Skelly-Belvieu Pipeline Company	(553)	(731)
Less interest expense, net	(5,126)	(2,377)
Less reliability capital expenditures	(1,717)	(1,192)
Plus distributions from Skelly-Belvieu Pipeline Company	688	748

Distributable cash flow	$26,262	$15,490

Valero L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance United States generally accepted accounting principles.

8.	Effective January 1, 2004, Valero Energy and Valero L.P. entered into a shell barrel capacity lease agreement related to the Corpus Christi crude oil storage facility (Corpus Christi North Beach) previously accounted for as a part of the Corpus Christi to Three Rivers crude oil pipeline. Under the terms of the lease agreement, Valero Energy is leasing the 1.6 million barrels of capacity at the facility for one year at an annual cost of $5.8 million. In addition, the dockage and wharfage fee was increased from $0.03 per barrel to $0.07 per barrel for each barrel moved through the facility. These fee changes were made to better capture the economic value of these operations.